EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-32805, No. 333-02857, No. 333-02859, No. 333-42769, No. 33-32970, No. 333-54958, No. 333-54960 and No. 333-108754 of Zila, Inc. on Form S-8 and Registration Statements No. 33-46239, No. 333-06019, No. 333-00645, No. 333-31651 and No. 333-43097 of Zila, Inc. on Form S-3 of our report dated October 13, 2004 which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which was effective August 1, 2002 appearing in this Annual Report on Form 10-K of Zila, Inc. for the year ended July 31, 2004.

DELOITTE& TOUCHE LLP
Phoenix, Arizona
October 13, 2004